CREDIT AGREEMENT

DATED AS OF
MARCH 23, 2005

BETWEEN

HUB GROUP INC.,
HUB CITY TERMINALS, INC.

AND

HARRIS TRUST AND SAVINGS BANK

TABLE OF CONTENTS

SECTION	DESCRIPTION	PAGE

SECTION 1.	THE CREDITS	1

Section 1.1	Revolving Credit	1
Section 1.2	Revolving Credit Loans	1
Section 1.3	Letters of Credit	1
Section 1.4	Manner and Disbursement of Loans	2

SECTION 3.	FEES, PREPAYMENTS, TERMINATIONS AND APPLICATIONS	5

Section 3.1	Fees	5
Section 3.2	Voluntary Prepayments	5
Section 3.3	Terminations	6
Section 3.4	Place and Application of Payments	6
Section 3.5	Notations	6

SECTION 4.	GUARANTIES	6

Section 4.1	Guaranties	6
Section 4.2	Further Assistance	6

SECTION 5.	DEFINITIONS; INTERPRETATION	6

Section 5.1	Definitions	6
Section 5.2	Interpretation	13

Section 6.15	Affiliate Transactions	15
Section 6.16	Investment Company; Public Utility Holding Company	15
Section 6.17	ERISA	15
Section 6.18	Compliance with Laws	15
Section 6.19	No Default	16

SECTION 7.	CONDITIONS PRECENDENT	16

Section 7.1	All Advances	16
Section 7.2	Initial Advance	16

SECTION 9.	EVENTS OF DEFAULT AND REMEDIES	22

Section 9.1	Events of Default	22
Section 9.2	Non-Bankruptcy Defaults	23
Section 9.3	Bankruptcy Defaults	23
Section 9.4	Collateral for Undrawn Letters of Credit	23

SECTION 10.	JOINT AND SEVERAL LIABILITY AND GUARANTIES	24

Section 10.1	Joint and Several Libility and Guaranties	24
Section 10.2	Guaranty Unconditional	24
Section 10.3	Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances	25
Section 10.4	Waivers	25
Section 10.5	Limit on Recovery	25
Section 10.6	Stay of Acceleration	25
Section 10.7	Benefit to Guarantors	25
Section 10.8	Guarantor Covenants	25

Exhibit A        —   Revolving Note
Exhibit B        —   Borrowing Base Certificate
Exhibit C        —   Compliance Certificate
Schedule 1.3   —   Existing L/Cs
Schedule 6.3   —   Subsidiaries

CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

        The undersigned, Hub Group, Inc., a Delaware corporation (the “Public Hub Company”), and Hub City Terminals, Inc., a Delaware corporation (“Hub Chicago”) (the Public Hub Company and Hub Chicago being hereinafter referred to collectively as the “Borrowers”; and individually as a “Borrower”), apply to you (the “Bank”) for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Borrowers, all as more fully hereinafter set forth. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

SECTION 1.     THE CREDITS.

     Section 1.1.      Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrowers which may be availed of by either Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrowers in the form of Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Loans and Letters of Credit outstanding at any one time shall not exceed $40,000,000 (the “Commitment”, as such amount may be reduced pursuant to the terms hereof). During the period from and including the date hereof to but not including the Termination Date, the Borrowers may use the Commitment by borrowing, repaying, and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

     Section 1.2.      Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by either Borrower in the form of loans (individually a “Loan” and collectively the “Loans”). Each Loan shall be in a minimum amount of $500,000 (or such greater amount which is an integral multiple of $100,000). The Loans shall be made against and evidenced by a single promissory note of the Borrowers, jointly and severally, in the form (with appropriate insertions) attached hereto as Exhibit A (the “Note”). The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof. The Note, and all Loans evidenced thereby, shall mature and become due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrowers on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.

     Section 1.3.      Letters of Credit.

     (a)      General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by either Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of such Borrower (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount available for drawing under all Letters of Credit issued and outstanding hereunder shall not at any one time exceed $15,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the undrawn face amount thereunder plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated. Notwithstanding anything herein to the contrary, the Existing L/Cs (all of which are listed and described on Schedule 1.3 hereto) shall each constitute a “Letter of Credit” herein for all purposes of the Agreement to the same extent, and with the same force and effect, as if such Existing L/Cs had been issued at the request of the Borrowers hereunder.

     (b)      Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) or (ii) the Termination Date.

     (c)      General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.

     (d)      Applications. At the time either Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), such Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of the relevant Borrower to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) the Borrowers shall be jointly and severally liable for all obligations in respect of each Letter of Credit, (ii) in the event the Bank is not reimbursed by the Borrowers for the amount the Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of the Borrowers to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrowers hereby jointly and severally promise to pay on demand) from and after the date the drawing is paid by the Bank until repayment in full thereof at the fluctuating rate per annum determined by adding the Applicable Margin to the Base Rate as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, days for the actual number of days elapsed), (iii) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3.1 hereof, (iv) prior to the occurrence of a Default or an Event of Default, the Bank will not call for the funding of a Letter of Credit by the Borrowers prior to being presented with a drawing thereunder and (v) the Bank will promptly notify the applicable Borrower of the presentment to the Bank of any demand for payment by the Bank under any Letter of Credit, together with notice of the amount of such payment and the date such payment shall be made.

     Section 1.4.      Manner and Disbursement of Loans. Either Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date such Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Base Rate Portion except to the extent such Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 2 hereof. The Borrowers agree that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the relevant Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of such Borrower and, in the case of each subsequent Loan, by deposit to such Borrower’s operating account maintained with the Bank or as otherwise agreed upon by the applicable Borrower and the Bank.

SECTION 2.     INTEREST AND CHANGE IN CIRCUMSTANCES.

     Section 2.1.      Interest Rate Options.

      (a)     Generally. The outstanding principal balance of the Loans (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Base Rate (the “Base Rate Portion”) or, at the option of the Borrowers and subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”). All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion, and all of the indebtedness evidenced by the Note which is not part of a LIBOR Portion shall constitute a single Base Rate Portion. There shall not be more than eight LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrowers hereby jointly and severally promise to pay interest on each Portion of the Note at the rates and times specified in this Section 2.

     (b)      Base Rate Portion. The Base Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Base Rate as in effect from time to time, provided that upon the occurrence and during the continuation of any Payment Default, such Portion shall bear interest (which the Borrowers jointly and severally promise to pay), whether before or after judgment until payment in full thereof, at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Base Rate Portion shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

     (c)      LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that upon the occurrence and during the continuation of any Payment Default, such Portion shall bear interest (which the Borrowers jointly and severally promise to pay), whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three months, on the date occurring every three months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. Either Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event such Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event neither Borrower shall so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period.

     Section 2.2.      Computation of Interest. Interest on the Base Rate Portion of the Note shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. Interest on the LIBOR Portions of the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     Section 2.3.      Manner of Rate Selection. Either Borrower shall notify the Bank by 11:00 a.m. (Chicago time) at least three Business Days prior to the date upon which such Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrowers hereby jointly and severally indemnifying the Bank from any liability or loss ensuing from so acting.

     Section 2.4.      Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrowers and the obligation of the Bank to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the Borrowers shall prepay on demand to the Bank the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the relevant Borrower may elect to convert the principal amount of the affected Portion into the Base Rate Portion subject to the terms and conditions of this Agreement.

     Section 2.5.      Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Bank shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrowers and the obligation of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the relevant Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

     Section 2.6.      Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

    (i)        impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

    (ii)        subject the Bank, any LIBOR Portion or the Note to the extent it evidences a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by any jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank transacts business;

    (iii)        change the basis of taxation of payments of principal and interest due from the Borrowers to the Bank hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank or its lending branches); or

    (iv)        impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or the Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine in good faith that the result of any of the foregoing is to increase the actual cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrowers shall pay within 15 days of demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrowers a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall constitute prima facie evidence of such cost or amount if reasonably determined.

     Section 2.7.      Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any generally applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital caused directly by the Bank’s obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change, or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrowers shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction. If the Bank makes such a claim for compensation, it shall provide to the Borrowers a certificate setting forth the computation of the additional amount demanded in reasonable detail and such certificate shall constitute prima facie evidence of such additional amount if reasonably determined.

     Section 2.8.      Funding Indemnity. In the event the Bank shall incur any loss (other than lost profits), cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

    (i)        any payment or conversion of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

(ii) any failure by either Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Borrowers shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense. If the Bank requests such a reimbursement, it shall provide to the Borrowers a certificate setting forth the computation of the loss, cost, or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall constitute prima facie evidence of such loss, cost or expense if reasonably determined.

     Section 2.9.      Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect; provided, that if the Bank at its option (not when required by this Agreement) designates an alternative lending office or branch as described above, to the extent such designation would at the time of such redesignation require the Borrowers to pay any amounts pursuant to Section 2.4, 2.6, 2.7 or 11.1 hereof in excess of that for which the Borrowers would have already been liable had such alternative office or branch not been used, the Borrowers shall not be liable for such increased amounts. To the extent reasonably possible, the Bank will use reasonable commercial efforts available to it to mitigate or avoid any obligation by the Borrowers to pay any amount pursuant to Section 2.4, 2.6 or 2.7 hereof or the occurrence of any circumstances of the nature described in Section 2.5 hereof, including without limitation the designation of an alternate branch or funding office with respect to the LIBOR Portions to reduce any liability of the Borrowers to the Bank under Section 2.6 or Section 2.7 hereof or to avoid the unavailability of an interest rate option under Section 2.5 hereof, so long as such efforts are neither impractical nor otherwise disadvantageous to the Bank.

     Section 2.10.      Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6 and 2.8 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 3.      FEES, PREPAYMENTS, TERMINATIONS AND APPLICATIONS.

     Section 3.1.      Fees.

     (a)      Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrowers shall pay to the Bank a commitment fee at the rate equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date.

     (b)      Letter of Credit Fees. Quarterly in arrears on the last day of each March, June, September and December of each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Termination Date, the Borrowers shall pay to the Bank a letter of credit fee at the rate per annum equal to the Applicable Margin for LIBOR Portions (computed on the basis of a year of 360 days for the actual number of days elapsed) on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter; provided, however, that with respect to the Existing L/Cs, the first such calculation of such fees shall be on the daily average face amount of the Existing L/Cs during the period from the date hereof through the end of such calendar quarter. In addition to the letter of credit fee called for above, the Borrowers further agree to pay to the Bank such issuing, processing, and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.

     Section 3.2.      Voluntary Prepayments. The Borrowers shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then (i) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $500,000,

(ii) if such Loan or Loans constitutes part of a LIBOR Portion, in an amount not less than $500,000, and (iii) in each case, in an amount such that the minimum amount required for a Loan pursuant to Section 1.2 hereof remain outstanding) at any time upon prior notice to the Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the Commitment in whole, accrued interest thereon to the date of prepayment, and (ii)  in the case of any prepayment of a LIBOR Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 2.8 hereof.

     Section 3.3.      Terminations. The Borrowers shall have the privilege, at any time and from time to time, upon three Business Days’ prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $1,000,000) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.

     Section 3.4.      Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable to the Bank under the Loan Documents shall be made to the Bank at its office located at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes (except for income or franchise taxes as set forth in Section 11.1 hereof), levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income or gross receipts of the Bank). Unless either Borrower otherwise directs, principal payments shall be applied first to the Base Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire.

     Section 3.5.      Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the unconditionally and absolutely joint and several obligation of the Borrowers to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rate of interest and the Interest Period applicable thereto.

SECTION 4.      GUARANTIES.

     Section 4.1.      Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each Material Subsidiary pursuant to Section 10 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the Bank, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty Agreement”); provided, however, that unless otherwise required by the Bank during the existence of any Event of Default, Material Subsidiaries which are Foreign Subsidiaries or Foreign Partnerships shall not be required to be Guarantors hereunder if providing a Guaranty Agreement would cause an adverse effect on the Public Hub Company’s federal income tax liability.

     Section 4.2.      Further Assurances. Each Borrower agrees that it shall, and shall cause each Material Subsidiary to, execute and deliver such documents and do such acts and things as the Bank may from time to time reasonably request in order to provide for the guaranties contemplated hereby.

SECTION 5.      DEFINITIONS; INTERPRETATION.

     Section 5.1.      Definitions. The following terms when used herein shall have the following meanings:

        “Acquisition” means any transaction or series of related transactions that result, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary.

        “Adjusted LIBOR” means a rate per annum determined by the Bank in accordance with the following formula:

Adjusted LIBOR =                  LIBOR
                                   100%-Reserve Percentage

        “Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the rate of reserve requirement (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) on the Bank under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by three or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period. “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

        “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

        “Agreement” means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

        “Applicable Margin” means, with respect to Loans, and the commitment fee and letter of credit fees payable under Section 3.1 hereof, until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

			Applicable Margin
	Cash Flow Leverage Ratio	Applicable Margin	for LIBOR Portions	Applicable Margin
	for Such Pricing	for Base Rate	and Letter of Credit	for Commitment Fee
Level	Date	Portion shall be:	fee shall be:	shall be:

III	Greater than or equal to
	1.50 to 1.0	0.00%	1.25%	0.25%

II	Less than 1.50 to 1.0,
	but greater than or equal
	to 1.0 to 1.0	0.00%	1.00%	0.20%

I	Less than 1.0 to 1.0	0.00%	0.75%	0.15%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Public Hub Company ending on or after March 31, 2005, the date on which the Bank is in receipt of the Public Hub Company’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.4 hereof. The Applicable Margin shall be established based on the Cash Flow Leverage Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Public Hub Company has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.4 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level III shall apply). If the Public Hub Company subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date.

        “Application” is defined in Section 1.3 hereof.

        “Authorized Representative” means those persons shown on the list of officers provided by the Borrowers pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrowers to the Bank, or any further or different officer of either Borrower so named by any Authorized Representative of such Borrower in a written notice to the Bank.

        “Bank” is defined in the introductory paragraph hereof.

        “Base Rate” means, for any day, the greater of (a) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank’s best or lowest rate), and (b) the sum of (i) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (ii) 1/2 of 1%.

        “Base Rate Portion” is defined in Section 2.1(a) hereof.

        “Borrowers” is defined in the introductory paragraph hereof and, for further clarity, means Hub Chicago and the Public Hub Company, collectively, and, also, each individually, with all promises and covenants (including promises to pay) and representations and warranties of and by the Borrowers made in the Loan Documents or any other instruments or documents delivered pursuant thereto to be and constitute the joint and several promises, covenants, representations and warranties of and by each and both of such corporations.

        “Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England, and Nassau, Bahamas.

        “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

        “Capitalized Lease Obligation” means, as to any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

        “Cash Flow Leverage Ratio” means, as of any date the same is to be determined, the ratio of (a) Total Funded Debt as of such date to (b) EBITDA for the four consecutive fiscal quarters of the Public Hub Company ending on such date or, if none so ended, most recently completed prior to such date.

        “Change of Control Event” means the occurrence of any one or more of the following:

    (i)         (a)any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act, but excluding Phillip C. Yeager, the descendants of Phillip C. Yeager (whether natural or adopted), any spouse of any of the foregoing, any estate of any of the foregoing, any trust for the benefit of one or more of the foregoing and any Person, all of the outstanding equity securities of which are owned by any one or more of the foregoing (collectively, the “Yeager Family”) and Senior Management) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Voting Stock in the Public Hub Company having at least 35% of the ordinary voting power over the Public Hub Company and (b) the Yeager Family and Senior Management, collectively, have beneficial ownership of a lesser percentage of the Voting Stock in the Public Hub Company than such Person or group of Persons; or

    (ii)        during any period of twelve consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Public Hub Company (the “Board”) and any new director (other than a director designated by a person who has entered into an agreement with the Public Hub Company to effect a merger, consolidation or transfer prohibited by Section 8.9 hereof) whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason (other than death) to constitute a majority of the Board; or

(iii) Hub Chicago shall cease at any time and for any reason to be a Wholly-Owned Subsidiary of the Public Hub Company.

        “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

        “Commitment” is defined in Section 1.1 hereof.

        “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with either Borrower, are treated as a single employer under Section 414 of the Code.

        “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, if it continues uncured, constitute an Event of Default.

        “EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) taxes (including federal, state and local income taxes) of the Hub Group for such period, plus (iii) all amounts properly charged for depreciation and amortization during such period on the books of the Hub Group.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

        “Event of Default” means any event or condition identified as such in Section 9.1 hereof.

        “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

        “Existing L/Cs” means the letters of credit issued and outstanding under the Prior Credit Agreement.

        “Foreign Partnership” means any partnership that is formed under the laws of any jurisdiction other than the United States of America or any State thereof.

        “Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

        “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        “Guarantor” is defined in Section 10.1 hereof.

        “Guaranty Agreement” is defined in Section 4.1 hereof.

        “Hub Chicago” is defined in the introductory paragraph hereof.

        “Hub Group” means the Borrowers and the Subsidiaries, collectively, and, also, each individually. The phrase “any member of the Hub Group” and derivatives thereof appearing in the Loan Documents shall be deemed a reference to any or all of the Persons comprising the Hub Group (as applicable), and without limiting the generality of the foregoing, the term “Hub Group” as used in the Loan Documents shall be deemed a reference to any one or more of such Persons whether or not such phrase or any derivative thereof is used in conjunction with such term.

        “Indebtedness for Borrowed Money” means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, and (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

        “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Hub Group for such period determined in accordance with GAAP.

        “Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3, or 6 months thereafter as selected by either Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

    (i)        if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the final maturity date of the Note; and

(iii) the interest rate to be applicable to each LIBOR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

        “Letter of Credit” and “Letters of Credit” each is defined in Section 1.3 hereof.

        “LIBOR Portions” is defined in Section 2.1(a) hereof.

        “Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

        “Loan” and “Loans” each is defined in Section 1.2 hereof.

        “Loan Documents” means this Agreement, the Note, the Applications, the Guaranty Agreements, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

        “Material Adverse Effect” means a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Public Hub Company or of the Hub Group taken as a whole.

        “Material Subsidiary” means any Subsidiary which has revenues, as of the fiscal year of the Public Hub Company most recently ended, equal to or greater than 5% of the revenues of the Hub Group taken as a whole (without giving effect to intercompany transactions) in such fiscal year; provided that, the aggregate revenues of all Subsidiaries which are not Material Subsidiaries in any fiscal year shall not exceed 20% of the aggregate revenues of the Hub Group taken as a whole (without giving effect to intercompany transactions) in such fiscal year. The Public Hub Company shall redesignate any non-Material Subsidiary as a Material Subsidiary by written notice to the Bank delivered not later than the date of delivery of the Public Hub Company’s audited financial statements pursuant to Section 8.4(b) hereof for any fiscal year which would demonstrate that one or more non-Material Subsidiaries must be redesignated as Material Subsidiaries in order to comply with the requirements set forth in the preceding sentence.

        “Net Cash Proceeds” means, with respect to any offering of equity securities of a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, and other fees and expenses incurred as a direct result thereof.

        “Net Income” means, with reference to any period, the net income (or net loss) of the Hub Group for such period as computed on a consolidated basis in accordance with GAAP, but excluding (i) any net-of-tax impairment charges for goodwill writedowns and (ii) up to an aggregate amount of $4,000,000 of charges arising from the sale or other disposition of any Subsidiary after the date hereof.

        “Net Worth” means, at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, but excluding minority interest in Subsidiaries) which would appear on the balance sheet of the Hub Group determined on a consolidated basis in accordance with GAAP.

        “Note” is defined in Section 1.2 hereof.

        “Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of each Borrower and Guarantor arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

        “Operating Income” means, with reference to any period, Net Income for such period, plus all amounts deducted in arriving at such Net Income in respect of (i) Interest Expense for such period and (ii) taxes (including federal, state and local income taxes) of the Hub Group for such period.

        “Payment Default” means any default which continues beyond any grace period expressed in any Loan Document as applicable thereto, in the payment when due of (x) all or any part of the principal of or interest on the Note (whether at the stated maturity therefor at any other time provided for in this Agreement), or (y) any obligation to reimburse the Bank for a drawing paid by the Bank on any Letter of Credit, or (z) of any fee or other Obligation payable hereunder or under any other Loan Document.

        “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

        “Permitted Acquisition” means any Acquisition by any member of the Hub Group which satisfies each of the following requirements: (i) no Default or Event of Default has occurred and is continuing at the time of, or will result from, such Acquisition; and (ii) in the case of the Acquisition of any Person, the board of directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

        “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

        “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

        “Portion” is defined in Section 2.1(a) hereof.

        “Prior Credit Agreement” means the Credit Agreement dated as of April 30, 1999 between the Borrowers, the lenders party thereto and Harris Trust and Savings Bank, as agent thereunder, as amended from time to time.

        “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        “Public Hub Company” is defined in the introductory paragraph hereof.

        “Revolving Credit” is defined in Section 1.1 hereof.

        “SEC” means the federal Securities and Exchange Commission, and any successor thereto.

        “Senior Management” shall mean the president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the Public Hub Company in charge of a principal business unit, division or function (such as sales, administration or finance) and any other officer who performs a policy-making function for the Public Hub Company.

        “Subsidiary” means any corporation or other Person more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by the Public Hub Company, by one or more of its Subsidiaries, or by the Public Hub Company and one or more of its Subsidiaries.

        “Termination Date” means March 23, 2010 or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.3, 9.2 or 9.3 hereof.

        “Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Hub Group at such time, plus (without duplication) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guarantied by any member of the Hub Group or which any member of the Hub Group has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any member of the Hub Group has otherwise assured a creditor against loss. In any determination of Total Funded Debt, in the event the holder’s right of recovery on any guaranty or similar obligation owed to such holder is limited in writing, the holder’s right of recovery on, the Total Funded Debt attributable to such guaranty or other instrument shall be the amount to which liability thereon has been so limited.

        “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

        “Voting Stock” of any Person means capital stock or other equity interest of any class or classes (however designated) having ordinary voting power for the election of directors or equivalent managers of such Person, other than stock having such power only by reason of the happening of a contingency.

        “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

        “Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Public Hub Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

     Section 5.2.      Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement; provided, however, that if any change in GAAP would affect (or would result in a change in the method of calculation of) any of the covenants set forth in Section 8 or any definition related thereto, then the Borrowers and the Bank will negotiate in good faith to amend in accordance with the terms of this Agreement all such covenants and definitions as would be affected by such change in GAAP to the extent necessary to maintain the economic terms of such covenants as in effect under this Agreement immediately prior to giving effect to such changes in GAAP; provided further, however, that until the amendment of such covenants and definitions shall have been agreed upon by the Borrowers and the Bank, the covenants and definitions in effect immediately prior to such amendment shall remain in effect and any determination of compliance with any such covenant shall be construed in accordance with GAAP as in effect immediately prior to such change in GAAP and consistently applied.

SECTION 6.      REPRESENTATIONS AND WARRANTIES.

        The Borrowers and the Guarantors jointly and severally represent and warrant to the Bank as follows:

     Section 6.1.;      Organization and Qualification. Each Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so would reasonably be expected to have a Material Adverse Effect.

     Section 6.2.      Corporate Authority and Validity of Borrower’s Obligations. Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents to perform all of its obligations hereunder and under the other Loan Documents and in the case of each Borrower, to make the borrowings herein provided for and to issue the Note in evidence thereof. The Loan Documents delivered by each Borrower have been duly authorized, executed and delivered by such Borrower and constitute valid and binding obligations of such Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by each Borrower of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon either Borrower or any provision of the charter, articles of incorporation or by-laws of either Borrower or any material covenant, indenture or agreement of or affecting either Borrower or any of its Properties, or result in the creation or imposition of any Lien on any Property of either Borrower.

     Section 6.3.      Subsidiaries. Each Guarantor is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so would reasonably be expected to have a Material Adverse Effect. Schedule 6.3 hereto identifies each Subsidiary and each Material Subsidiary as of the date hereof, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Public Hub Company and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. As of the date hereof, all of the outstanding shares of capital stock and other equity interests of each Guarantor are validly issued and outstanding and all such shares and other equity interests indicated on Schedule 6.3 as owned by the Public Hub Company or a Subsidiary, as the case may be, are so owned, beneficially and of record, by the Public Hub Company or such Subsidiary free and clear of all Liens, other than Liens under the Prior Credit Agreement.

     Section 6.4.        Corporate Authority and Validity of Guarantors’ Obligations. Each Guarantor has full right, power and authority to guarantee the Obligations, to execute and deliver this Agreement or a Guaranty Agreement and any other Loan Documents executed by it and to perform each and all of the matters and things therein provided for. Each Loan Document delivered by each Guarantor has been duly authorized, executed and delivered by such Guarantor and constitutes a valid and binding obligation of such Guarantor enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law) and the Loan Documents executed by each Guarantor do not, nor does the performance or observance by any Guarantor of any of the matters or things therein provided for, contravene any provision of law or any provision of any charter, articles of incorporation, by-laws, partnership agreement or articles of organization, as the case may be, of any Guarantor or any material covenant, indenture or agreement of or affecting the Public Hub Company or any Guarantor or any of the Public Hub Company’s or such Guarantor’s Property, or result in the creation or imposition of any Lien on any of the Public Hub Company’s or such Guarantor’s Property.

     Section 6.5.      Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Loans and other extensions of credit made available hereunder to refinance the Borrowers’ obligations owing under the Prior Credit Agreement and to finance its general corporate purposes (including stock repurchases to the extent permitted by Section 8.9 hereof). Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     Section 6.6.      Financial Reports. The consolidated balance sheet of the Public Hub Company as at December 31, 2004, and the related consolidated statements of income, retained earnings and cash flows of the Public Hub Company for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, heretofore furnished to the Bank, fairly present in all material respects the consolidated financial condition of the Public Hub Company as at said date and the consolidated results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.

     Section 6.7.      No Material Adverse Change. Since December 31, 2004, except as disclosed in periodic SEC filings by the Public Hub Company, there has been no change in the financial condition of the Public Hub Company or the Hub Group, taken as a whole, that has had a Material Adverse Effect.

     Section 6.8.      Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not, taken as a whole and other than financial projections or forecasts, contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that, as to any projections or forecasts furnished to the Bank, the Borrowers and Guarantors only represent that the same were prepared on the basis of information and estimates the Borrowers believed to be reasonable.

     Section 6.9.      Trademarks, Franchises and Licenses. The members of the Hub Group own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information (collectively, “Intellectual Property”) to conduct their businesses as now conducted, except for Intellectual Property the failure of which to own, possess or otherwise have the right to use, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person except for any conflict which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

     Section 6.10.      Governmental Authority and Licensing. The members of the Hub Group have received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which would reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of either Borrower, threatened.

     Section 6.11.      Good Title. The members of the Hub Group have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Public Hub Company furnished to the Bank (except for sales of assets by the Hub Group in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.6 hereof.

     Section 6.12.      Litigation and Other Controversies. Except as disclosed in periodic SEC filings by the Public Hub Company, there is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Public Hub Company threatened, against the Public Hub Company or any other member of the Hub Group or any of their Property which would reasonably be expected to have a Material Adverse Effect.

     Section 6.13.      Taxes. All tax returns with respect to any income tax or other material tax required to be filed by the Public Hub Company or any other member of the Hub Group in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Public Hub Company or any other member of the Hub Group or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Borrowers do not know of any proposed material additional tax assessment against any member of the Hub Group for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Public Hub Company and each other member of the Hub Group have been made for all open years, and for its current fiscal period.

     Section 6.14.      Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of the stockholders of either Borrower or any other Person, is necessary to the valid execution, delivery, or performance by either Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained and remain in full force and effect.

     Section 6.15.      Affiliate Transactions. Neither the Public Hub Company nor any other member of the Hub Group is a party to any contracts or agreements with any of its Affiliates (other than Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to such member of the Hub Group than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

     Section 6.16.      Investment Company; Public Utility Holding Company. Neither the Public Hub Company nor any other member of the Hub Group is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 6.17.      ERISA. The Public Hub Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 6.18.      Compliance with Laws. The Public Hub Company and each other member of the Hub Group are in substantial compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except insofar as non-compliance with which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Public Hub Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     Section 6.19.      No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7.      CONDTIONS PRECEDENT.

        The obligation of the Bank to make any Loan or to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

     Section 7.1.      All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:

    (a)        the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

    (c)        in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby (to the extent payable at such time) and, in the case of an extension or increase in the amount of the Letter of Credit, the Bank shall have received a written request therefor, in a form acceptable to the Bank; and

    (d)        such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The request by either Borrower for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) through (c), inclusive, above.

     Section 7.2.      Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

    (a)        the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

(i)	the Note;

(ii)	this Agreement;

(iii)	copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of each Borrower and of each Guarantor authorizing the execution, delivery, and performance of the Loan Documents;

(iv)	articles of incorporation (or equivalent organizational document) of each Borrower and of each Guarantor certified by the appropriate governmental office of the state of its organization;

(v)	by-laws (or equivalent organizational document) for each Borrower and for each Guarantor certified by an appropriate officer of such Person acceptable to the Bank;

(vi)	an incumbency certificate containing the name, title and genuine signature of each Borrower’s Authorized Representatives; and
(vii)	good standing certificates for each Borrower and each Guarantor, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization;

(b) the Bank shall have received the initial fees called for hereby;

    (c)        legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be reasonably satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Borrowers and the Guarantors in form and substance reasonably satisfactory to the Bank and its counsel; and

(d) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

SECTION 8.      COVENANTS.

        The Borrowers and the Guarantors agree that, so long as any credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

     Section 8.1.      Maintenance of Business. The Borrowers shall, and the Public Hub Company shall cause each Material Subsidiary to (a) preserve and maintain its existence and (b) preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business; provided, however, that the Borrowers and the Subsidiaries may (i) take any action permitted by Section 8.8 hereof and (ii) dissolve or liquidate any Subsidiary if such dissolution or liquidation would not have a Material Adverse Effect.

     Section 8.2.      Taxes and Assessments. The Borrowers shall duly pay and discharge, and the Public Hub Company shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

     Section 8.3.      Insurance. The Borrowers shall insure and keep insured, and the Public Hub Company shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrowers shall insure, and the Public Hub Company shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrowers shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

     Section 8.4.      Financial Reports. The Borrowers shall, and the Public Hub Company shall cause each Subsidiary to, maintain its accounts in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Hub Group as the Bank may reasonably request; and without any request, shall furnish to the Bank:

    (a)        as soon as available, and in any event within 60 days after the close of each fiscal quarter of the Public Hub Company, a copy of the consolidated balance sheet of the Hub Group as of the last day of such period and the consolidated statements of income, retained earnings and cash flows of the Hub Group for the quarter and the fiscal year-to date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Public Hub Company in accordance with GAAP and certified by its President or chief financial officer;

    (b)        as soon as available, and in any event within 90 days after the close of each annual accounting period of the Public Hub Company, a copy of the consolidated balance sheet of the Hub Group as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Hub Group for suchperiod, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an audit report thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Hub Group as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(c) promptly after receipt thereof, any management letters identifying a material weakness or a significant deficiency in internal controls given to it by its independent public accountants;

    (d)        as soon as available, and in any event within 90 days after the close of each annual accounting period of the Public Hub Company, a copy of the operating budget of the Hub Group for the following annual fiscal period, such budget to project in reasonable detail its projected balance sheet, income statement and statement of cash flows;

(e) promptly after the sending or filing thereof, copies of all Form 10-K and Form 10-Q reports filed by the Public Hub Company with any securities exchange or the SEC;

    (f)        if and when the Public Hub Company or any members of its Controlled Group is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a distress or PBGC-initiated termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

    (g)        promptly after knowledge thereof shall have come to the attention of any responsible executive officer of any Company, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Public Hub Company or any other member of the Hub Group which, if reasonably likely to be adversely determined, would materially and adversely affect the financial condition, Properties, business or operations of the Public Hub Company or the Hub Group taken as a whole or of the occurrence of any Change of Control Event or any Default or Event of Default hereunder;

    (h)        promptly upon the filing thereof, written notice of the filing of any registration statements and any annual, quarterly or monthly reports which the Public Hub Company shall have filed with the SEC; and

    (i)        with each of the financial statements furnished to the Bank pursuant to subsections (a) and (b) of this Section, a written certificate in substantially the same form attached hereto as Exhibit B signed by the President or chief financial officer of the Public Hub Company to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Public Hub Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.15 of this Agreement. It is understood and agreed that if and so long as the Public Hub Company files Forms 10-K and 10-Q with the SEC, the Borrowers may deliver such forms to the Bank in lieu of the information required for the corresponding accounting periods in subsections (a) and (b) above.

     Section 8.5.      Subsidiaries’ Guaranties and Indebtedness for Borrowed Money. The Borrowers shall not permit any Subsidiary (other than Hub Chicago) to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any Indebtedness for Borrowed Money of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:

(a) the obligations of the Guarantors under the Guaranty Agreements;

    (b)        so long as such Subsidiary is a Guarantor, (x) guaranties entered into by such Person of Indebtedness for Borrowed Money of the Public Hub Company and (y) guaranties entered into by such Person of any Indebtedness for Borrowed Money of another Subsidiary that is permitted under the terms of this Section 8.5;

(c) indebtedness of any Subsidiary owed to the Public Hub Company or any Guarantor;

    (d)        Indebtedness for Borrowed Money of a Subsidiary acquired after the date hereof by any member of the Hub Group and guaranteed obligations incurred and outstanding on or prior to the date on which such Subsidiary was acquired by such member of the Hub Group, provided such Indebtedness for Borrowed Money or guaranty was not created in contemplation of such acquisition;

(e) Indebtedness for Borrowed Money financing chassis, containers and tractors;

    (f)        Indebtedness for Borrowed Money or guaranteed obligations extending the maturity of, or refunding or refinancing, in whole or in part, any indebtedness permitted by subsection (d) or (e) of this Section 8.5, provided that such extension, refunding or refinancing indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that does not exceed the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance cost) under the indebtedness being extended, refunded or refinanced;

(g) hedging obligations entered into in the ordinary course of business;

(h) Indebtedness for Borrowed Money secured by Liens permitted by Section 8.6(i) or (m);

    (i)        indebtedness of any Subsidiary arising from customary agreements providing for indemnification, adjustment of purchase price of similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, fixed or capital asset or a Subsidiary;

(j) obligations of any Subsidiary in respect of bid, performance, surety or appeal bonds and completion guarantees provided in the ordinary course of business;

    (k)        indebtedness of any Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(l) indebtedness of any Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the ordinary course of business; and

    (m)        Indebtedness for Borrowed Money and guaranteed obligations in addition to that otherwise permitted by the foregoing provisions of this Section 8.5, provided that on the date the applicable Subsidiary incurs such Indebtedness for Borrowed Money or guaranty and immediately after giving effect thereto and the concurrent retirement of any indebtedness, the aggregate outstanding principal amount of all Indebtedness for Borrowed Money and guaranteed obligations of Subsidiaries permitted by this subsection (m) does not exceed $15,000,000.

     Section 8.6.      Liens. The Borrowers shall not, nor shall the Public Hub Company permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

    (a)        Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations, or other similar charges and Liens in the nature of good faith cash deposits in connection with warranty obligations, bids, tenders, contracts, or leases to which any member of the Hub Group is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

    (b)        mechanics’, workmen’s, materialmen’s, landlords’, carriers’ and other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

    (c)        judgment Liens in respect of judgments that do not constitute an Event of Default and Liens arising from the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that any judgment secured thereby shall not constitute an Event of Default;

(d) banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits and Liens of securities intermediaries on securities accounts;

(e) the retained interest of a lessor in connection with any lease;

(f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value of the Property subject thereto;

(g) licenses, sublicenses, leases or subleases granted in the ordinary course of business;

(h) Liens on containers and chasses in connection with the Indebtedness for Borrowed Money financing the same;

    (i)        Liens on Property of any member of the Hub Group created solely for the purpose of securing indebtedness representing or incurred to finance, refinance or refund the purchase, lease, construction or repair of Property, provided that no such Lien shall extend to or cover other Property of any member of the Hub Group other than the respective Property so acquired (and assets affixed or appurtenant thereto), and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

(j) Liens in favor of issuers of surety bonds or letters of credit and bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

    (k)        Liens on property or shares of capital stock of another Person at the time such other Person becomes a Subsidiary of the Public Hub Company; provided, however, that the Liens may not extend to any other property owned by the Hub Group (other than assets and property affixed or appurtenant thereto);

    (l)        Liens on property at the time Hub Group acquires the property, including any acquisition by means of a merger or consolidation with or into any member of the Hub Group; provided, however, that the Liens may not extend to any other property owned by the Hub Group (other than assets and property affixed or appurtenant thereto); and

(m) Liens securing Indebtedness for Borrowed Money in an aggregate amount not to exceed $20,000,000 at any one time outstanding.

     Section 8.7.      Acquisitions. The Borrowers shall not, nor shall the Public Hub Company permit any Subsidiary to, use any proceeds of the Loans and other extensions of credit hereunder to make any Acquisition other than Permitted Acquisitions.

     Section 8.8.      Mergers, Consolidations and Sales. (a) The Borrowers shall not, nor shall the Public Hub Company permit any Subsidiary to, be a party to any merger or consolidation; provided, however, that this Section shall not apply to nor operate to prevent any consolidation or merger so long as:

(i)	in the case of such a transaction involving a Borrower, a Borrower is the surviving or continuing corporation;

(ii)	subject to the provisions of clause (i) above, in the case of such a transaction involving a Guarantor, a Guarantor is the surviving or continuing corporation; and

(iii)	at the time of such merger or consolidation and immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing.

    (b)        The Borrowers shall not, nor shall the Public Hub Company permit any Subsidiary to, sell, transfer, lease or otherwise dispose of (i) all or any substantial part of its Property in a single transaction or a series of transactions, including any disposition of Property as a part of a sale leaseback transaction (other than Excluded Dispositions) if, at the time of such sale, transfer, lease or other disposition, the aggregate amount of Operating Income for the immediately preceding fiscal year attributable to all such Property sold, transferred, leased or otherwise disposed of during the current fiscal year would exceed 25% of Operating Income for the immediately preceding fiscal year, provided that in no event will (x) any Excluded Disposition constitute a sale, transfer, lease or other disposition of Property for purposes of this clause (i) or (y) the Operating Income attributable to any assets disposed of in any Excluded Disposition be counted in determining whether such 25% limit has been exceeded or (ii) sell or discount (with or without recourse) any of its notes or accounts receivable. As used herein, “Excluded Disposition” means any (i) sale, transfer, lease or other disposition in the ordinary course of business, (ii) sale, transfer, lease or other disposition in which a member of the Hub Group is the purchaser or acquirer, (iii) sale, transfer, lease or other disposition, in the ordinary course of business, of assets that are obsolete, redundant or not required for the efficient operation of the businesses of the Hub Group, (iv) disposal of cash equivalents or other investments or (v) any sale or other disposition of the assets of, or equity interests in, Hub Group Distribution Services LLC.

     Section 8.9.      Restricted Payments. The Public Hub Company shall not (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (such non-excepted declarations, dividends, distributions, purchases, redemptions and acquisitions being hereinafter referred to as “Restricted Payments by the Public Hub Company”) if at the time of any such Restricted Payment by the Public Hub Company, or immediately after giving effect thereto, any Default or Event of Default shall occur or be continuing; provided, however, that this Section shall not prevent the Public Hub Company from paying any dividend within 60 days after the date of its declaration thereof if at such date of declaration, such dividend would (if then paid) have complied with this Section.

     Section 8.10.      ERISA. The Borrowers shall, and the Public Hub Company shall cause each Subsidiary which is a member of its Controlled Group to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Borrowers shall, and the Public Hub Borrowers shall cause each Subsidiary which is a member of its Controlled Group to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in Section 4043B of ERISA, other than an event for which the 30-day notice requirement has been waived) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty, or any material increase in the contingent liability of any member of the Controlled Group with respect to any post-retirement Welfare Plan benefit, which liability, contingent liability, fine or penalty would have a material adverse effect on the financial condition, Properties, business or operations of the Public Hub Company or the Hub Group taken as a whole.

     Section 8.11.      Compliance with Laws. The Borrowers shall, and the Public Hub Company shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which would have a Material Adverse Effect.

     Section 8.12.      No Changes in Fiscal Year. No member of the Hub Group shall change its fiscal year from its present basis without prior written notice to the Bank; provided, however, that entities acquired by the Hub Group may change their fiscal year to the fiscal year of the Hub Group.

     Section 8.13.        Change in the Nature of Business. The Borrowers shall not, nor shall the Public Hub Company permit any Subsidiary to, engage in any business or activity if as a result the general nature of any member of the Hub Group would be changed in any material respect from the general nature of the business engaged in by any member of the Hub Group on the date of this Agreement.

     Section 8.14.      Guaranty. Subject to the proviso contained in Section 4.1 hereof, as a condition to establishing or acquiring any Material Subsidiary, unless the Bank otherwise agrees in its sole discretion, the Borrowers shall (i) cause such Material Subsidiary to execute a Guaranty Agreement, (ii) cause such Material Subsidiary to deliver documentation similar to that described in Sections 7.2(a)(iii), 7.2(a)(iv), 7.2(a)(vii) and 7.2(c) hereof relating to the authorization for, execution and delivery of, and validity of, such Material Subsidiary’s obligations as a Guarantor and otherwise hereunder in form and substance satisfactory to the Bank, and (iii) deliver an updated Schedule 6.3 to reflect the new Material Subsidiary.

     Section 8.15.      Financial Covenants.

    (a)        Net Worth. The Hub Group shall at all times maintain its Net Worth at not less than the Minimum Required Amount. For purposes of this Section, the term “Minimum Required Amount” shall mean $175,000,000 and shall increase (but never decrease) by 60% of Net Cash Proceeds of any equity offering completed by any member of the Hub Group after the date hereof.

    (b)        Cash Flow Leverage Ratio. The Hub Group shall, as of the close of each fiscal quarter of the Public Hub Company, maintain a Cash Flow Leverage Ratio of not more than 2.00 to 1.0.

SECTION 9.      EVENTS OF DEFAULT AND REMEDIES.

     Section 9.1.      Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

    (a)        default in the payment when due of all or any part of the principal of the Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any reimbursement obligation owing under any Application; or

    (b)        default for more than three Business Days in the payment when due of any part of the interest on the Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or in the payment when due of any fee or other Obligation payable by either Borrower hereunder or under any other Loan Document; or

    (c)        default in the observance or performance of Section 8.5 hereof if the aggregate amount of Indebtedness for Borrowed Money incurred in contravention of such Section (whether or not in the same transaction) exceeds $1,000,000; default in the observance or performance of Section 8.6 hereof if the amount of obligations secured by Liens prohibited by such Section (whether or not in the same transaction) exceeds $1,000,000; or default in the observance or performance of Sections 8.8, 8.9 or 8.15 hereof; or

    (d)        default in the observance or performance of any other provision hereof or of any other Loan Document which default in each case is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any executive officer of either Borrower or (ii) written notice thereof is given to either Borrower by the Bank; or

    (e)        any representation or warranty made by either Borrower or any Guarantor herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

    (f)        any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect with respect to either Borrower or any Guarantor, or any of the Loan Documents is declared to be null and void as a result of any challenge brought by either Borrower or any Guarantor; or

    (g)        default shall occur under any Indebtedness for Borrowed Money issued, assumed or guarantied by any member of the Hub Group in an aggregate amount exceeding $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

    (h)        any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount more than $10,000,000 in excess of the amount covered by insurance from an insurer who has acknowledged its liability thereon shall be entered or filed against any member of the Hub Group or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

    (i)        either Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by either Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against either Borrower or any member of its Controlled Group to enforce payment of a withdrawal liability in excess of $10,000,000 under Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or

    (j)        any member of the Hub Group shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or

    (k)        a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any member of the Hub Group or any substantial part of any of its Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against any member of the Hub Group, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

     Section 9.2.      Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (i), both inclusive, of Section 9.1 has occurred and is continuing, the Bank may, by notice to the Borrowers, take one or more of the following actions:

(a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

    (b)        declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

     Section 9.3.      Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 9.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

     Section 9.4.      Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (j) or (k) of Section 9.1, has occurred and is continuing, the Borrowers shall, upon demand of the

Bank, and when any Event of Default described in subsection (j) or (k) of Section 9.1 has occurred the Borrowers shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrowers agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrowers to honor any such demand and that the Bank shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

SECTION 10.      JOINT AND SEVERAL LIABILITY AND GUARANTIES.

     Section 10.1.      Joint and Several Liability and Guaranties. To induce the Bank to provide the credit described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitment and for other good and valuable consideration, receipt of which is hereby acknowledged, each Borrower and each Material Subsidiary and each other member of the Hub Group which executes and delivers a Guaranty Agreement (the Borrowers and such Material Subsidiaries and other members of the Hub Group being hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”) hereby unconditionally and irrevocably guarantee jointly and severally to the Bank and each other holder of any of the Obligations, and each Borrower hereby unconditionally and irrevocably agrees to be jointly and severally liable to the Bank and such holders for, the due and punctual payment of all present and future Obligations (collectively, “Guaranteed Liabilities”) as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Borrowers punctually to pay any Guaranteed Liabilities guarantied hereby or for which the Borrowers agree hereby to be jointly and severally liable, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrowers.

     Section 10.2.      Guaranty Unconditional. The obligations of each Guarantor as a guarantor or joint and several obligor under the Loan Documents, including this Section 10, shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

    (a)        any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of either Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

    (c)        any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrowers, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of either Borrower or of any other Guarantor contained in any Loan Document;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Bank or any other Person, whether or not arising in connection herewith;

    (e)        any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against either Borrower, any other Guarantor or any other Person or Property;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of either Borrower, regardless of what obligations of the Borrowers remain unpaid;

    (g)        any invalidity or unenforceability relating to or against either Borrower or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrowers or any other Guarantor of the principal of or interest on any Note or any other amount payable by them under the Loan Documents; or

    (h)        any other act or omission to act or delay of any kind by the Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantors under the Loan Documents.

     Section 10.3.        Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor’s obligations under this Section 10 shall remain in full force and effect until the Commitment is terminated and the principal of and interest on the Note and all other amounts payable by the Borrowers under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on the Note or any other amount payable by the Borrowers under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of either Borrower or of any Guarantor, or otherwise, each Guarantor’s obligations under this Section 10 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

     Section 10.4.      Waivers.

     (a)       General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Bank or any other Person against the Borrowers, another Guarantor or any other Person.

    (b)        Subrogation and Contribution. Each Guarantor hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Guarantor against any Person liable for payment of the Guaranteed Liabilities, or as to any security therefor, unless and until the full amount owing on the Guaranteed Liabilities has been paid and the Commitment has terminated; and the payment by such Guarantor of any amount pursuant to any of the Loan Documents on account of credit extended to either Borrower shall not in any way entitle such Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Guaranteed Liabilities or any proceeds thereof or any security therefor unless and until the full amount owing on the Guaranteed Liabilities has been paid and the Commitment has terminated.

    Section 10.5.      Limit on Recovery. Notwithstanding any other provision hereof or of the Note, the right of recovery against each Guarantor under this Section 10 or against a Borrower on the Note issued by it shall not (to the extent required by or as may be necessary or desirable to ensure the enforceability against such Guarantor of its obligations hereunder or thereunder in accordance with the laws of the jurisdiction of its incorporation or where it carries on business) exceed (x) the amount which would render such Guarantor’s obligations under this Section 10 and the Note void or voidable under applicable law, including without limitation fraudulent conveyance law minus (y) $1.00.

     Section 10.6.      Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of either of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Bank.

     Section 10.7.      Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

     Section 10.8.      Guarantor Covenants. Each Guarantor shall take such action as either Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as either Borrower is required by this Agreement to prohibit such Guarantor from taking.

SECTION 11.      MISCELLANEOUS.

     Section 11.1.      Withholding Taxes. Except as otherwise required by law, each payment by either Borrower under this Agreement and under any other Loan Document shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes and franchise taxes on the recipient) imposed by or within the jurisdiction in which such Borrower is domiciled, any jurisdiction from which such Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrowers shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by the Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which the Bank would have received had such withholding not been made. If the Bank pays any amount in respect of any such taxes, penalties or interest, the Borrowers shall reimburse the Bank for that payment on demand in the currency in which such payment was made. If either Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank on or before the thirtieth day after payment.

     Section 11.2.      Non-Business Day. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

     Section 11.3.      No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     Section 11.4.      Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

     Section 11.5.      Costs and Expenses; Indemnification. The Borrowers agree to pay jointly and severally on demand the reasonable and documented out-of-pocket costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable and documented fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrowers further agree to pay jointly and severally to the Bank all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by the Bank in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Borrowers further agree to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

     Section 11.6.      Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

     Section 11.7.      Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 11.8.     Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans and Letters of Credit, including, but not limited to, Sections 2.6 and 2.8 hereof, shall survive the termination of this Agreement and the payment of the Obligations.

     Section 11.9.      Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrowers at:	to the Bank at:
Hub Group, Inc.	Harris Trust and Savings Bank
3050 Highland Parkway, Suite 100	111 West Monroe Street
Downers Grove, Illinois 60515	Chicago, Illinois 60603
Attention: Chief Financial Officer	Attention: Edward McGuire
Telephone: (630) 271-3600	Telephone: (312) 293-8362
Telecopy: (630) 964-3787	Telecopy: (312) 461-5225

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

     Section 11.10.      Construction. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENTS, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

     Section 11.11.      Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

     Section 11.12.      Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

     Section 11.13.      Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 11.14.      Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrowers may not assign their rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 11.15.      Submission to Jurisdiction; Waiver of Jury Trial. The Borrowers hereby submit to the non-exclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrowers irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

THE BORROWERS AND THE BANK EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     Section 11.16.      Confidentiality. The Bank agrees that it will use its best efforts not to disclose without the prior consent of the Public Hub Company (other than to its employees, auditors, counsel or other professional advisors or to Affiliates if the Bank or the Bank’s holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrowers or any of Subsidiaries of the Public Hub Company which is furnished pursuant to this Agreement; provided, however, that the Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over the Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by counsel, (d) in order to comply with any law, order, regulation or ruling applicable to the Bank and (e) to any prospective transferee in connection with any contemplated transfer of the Note or any interest therein by the Bank; further provided, however, that such prospective transferee executes an agreement with the Bank containing provisions substantially identical to those contained in this Section.

     Section 11.17.      No Third Party Rights. Nothing expressed or implied herein is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this agreement or any under or by virtue of any provisions herein.

[Signature Page to Follow]

        Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

        Dated as of this 23rd day of March, 2005.

BORROWERS

HUB GROUP, INC.

By /s/David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

HUB CITY TERMINALS, INC.

By /s/David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

        Accepted and agreed to at Chicago, Illinois, as of the day and year last above written.

HARRIS TRUST AND SAVINGS BANK

By /s/Patrick J. McDonnell
Name: Patrick J. McDonnell
Title: Managing Director

EXHIBIT A

REVOLVING NOTE

$40,000,000.00	March 23, 2005

        On the Termination Date, for value received, the undersigned, HUB GROUP, INC., a Delaware corporation (the “Public Hub Company”), and HUB CITY TERMINIALS, INC., a Delaware corporation (“Hub Chicago”) (the Public Hub Company and Hub Chicago being hereinafter referred to collectively as the “Borrowers” and individually as a “Borrower”), hereby jointly and severally promise to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Bank”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) FORTY MILLION and no/100 DOLLARS ($40,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrowers to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

        This Note evidences Loans made and to be made to the Borrowers by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of March 23, 2005 among the Borrowers and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrowers hereby jointly and severally promise to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

        This Note is issued by the Borrowers under the terms and provisions of the Credit Agreement and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

        The Borrowers hereby jointly and severally promise to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrowers hereby waive presentment for payment and demand.

        THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

HUB GROUP, INC.

By /s/David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

HUB CITY TERMINALS, INC.

By /s/David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

EXHIBIT B

COMPLIANCE CERTIFICATE

To: HARRIS TRUST AND SAVINGS BANK

        This Compliance Certificate is furnished to Harris Trust and Savings Bank (the “Bank”) pursuant to that certain Credit Agreement dated as of March 23, 2005 among Hub Group, Inc., a Delaware corporation (the “Public Hub Company”), and Hub City Terminals, Inc., a Delaware corporation (“Hub Chicago”) (the Public Hub Company and Hub Chicago being hereinafter referred to collectively as the “Borrowers” and individually as a “Borrower”), and the Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

         THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Chief Executive Offier and Vice Chairman of the Public Hub Company;

    2.        I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Public Hub Company and its Subsidiaries during the accounting period covered by the attached financial statements;

    3.        The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

    4.        The financial statements required by Section 8.4 of the Credit Agreement and being furnished to you concurrently with this certificate, to the best of my knowledge, fairly present in all material respects the consolidated financial condition of the Public Hub Company and the consolidated results of its operations and cash flows as of the dates and for the periods covered thereby; and

    5.        The Attachment hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event:

        The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this 23rd day of March, 2005.

HUB GROUP, INC.

By /s/David P. Yeager
Name: David P. Yeager
Title: Chief Executive Officer and Vice Chairman

ATTACHMENT TO COMPLAIANCE CERTIFICATE
HUB GROUP, INC,
HUB CITY TERMINALS, INC.

Compliance Calculations for Credit Agreement
Dated as of March 23, 2005
Calculations as of _____________, ___

A. NET WORTH (SECTION 8.15(a))

1. Net Worth, as defined	$_____________________

2. As listed in Section 8.15(a) for the date of this Certificate, Net Worth must not be less than the Minimum Required Amount	$_____________________

3. Borrowers are in compliance? (circle yes or no)	Yes/No

B. CASH FLOW LEVERAGE RATIO (SECTION 8.15(b))

1. Total Funded Debt, as defined	$_____________________

2. Net Income, as defined for the four most recently completed fiscal quarters	$_____________________

(a) Interest Expense, as defined	$_____________________
(b) Taxes (including federal, state and local income taxes)	$_____________________
(c) Depreciation and amortization	$_____________________

4. Sum of Lines 2 and 3 (a), (b) and (c) ("EBITDA")	$_____________________

5. Ratio of Total FUnded Debt. (Line 1) to EBITDA (Line 4)("Cash Flow Leverage Ratio")	:

6. As Listed in Section 8.15(b), for the date of this Certificate, the Cash Flow Leverage Ratio shall not be greater than	2.00 : 1

7. Borrowers are in compliance? (circle yes or no)	Yes/No

SCHEDULE 1.3

EXISTING L/Cs

Type or Letter of Credit	Letter of Credit Number	Stated Maturity Date	Stated Amount	Beneficiary

Standby	HACH19834OS	11/01/05	$250,000.00	Schneider Logistics, Inc.

Standby	HACH19839OS	12/31/05	$400,000.00	MJH Downers Grove LLC

Standby	HACH19840OS	8/15/05	$5,000.00	Tex Mex Railway Company

Standby	HACH60134OS	11/27/05	$100,000.00	Zurich American Insurance Company

Standby	HACH20496OS	6/01/05	$120,000.00	American International Transport

SCHEDULE 6.3

SUBSIDIARIES

Name	State of Organization/Incorporation	Type of Entity	% Owned by Public Hub Company	Other Ownership

Hub City Terminals, Inc.*	Delaware	Corporation	100%	None

HLX Company, L.L.C	Delaware	LLC	50%	50% owned by Hub Chicago

Hub Group Associates, Inc. ("HGAI")	Illinois	Corporation	0%	100% by Hub Chicago

Hub Chicago Holdings, Inc.	Delaware	Corporation	0%	100% owned by Hub Chicago

Hub Group Atlanta LLC ("Hub Atlanta")	Delaware	LLC	0%	100% owned by Hub Chicago

Hub Group Distribution Services, LLC	Illinois	LLC	0%	100% owned by Hub Chicago

Q.S. of Illinois, L.L.C.	Michigan	Corporation	0%	100% owned by Hub Chicago

QSSC, Inc.	Delaware	Corporation	0%	100% owned by Hub Chicago

Quality Services, L.L.C.	Missouri	LLC	0%	75% owned by Hub Atlanta and 25% owned by Hub Chicago

Quality Services of New Jersey, L.L.C	New Jersey	LLC	0%	75% owned by Hub Atlanta and 25% owned by Hub Chicago

Quality Services of Kansas, L.L.C	Kansas	LLC	0%	75% owned by Hub Atlanta and 25% owned by Hub Chicago

Q.S. of Georgia, L.L.C.	Georgia	LLC	0%	75% owned by Hub Atlanta and 25% owned by Hub Chicago

Hub Freight Services, Inc.	Delaware	Corporation	0%	100% owned by HGAI

Hub Group Transport,L.L.C.	Delaware	LLC	0%	100% owned by HGAI

Hub Group Canada, L.P.	Delaware	LP	0%	99% by Hub Chicago, 1% by Hub Chicago Holdings, Inc.

Hub City Texas, L.P.	Delaware	LP	0%	99% by Hub Chicago, 1% by Hub Chicago Holdings, Inc.

* Indicates Material Subsidiary